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                     To be written on the letterhead of
                     Gemini Submarine Cable System Limited


Telemonde International Bandwidth (Bermuda) Limited

Argonaut House

5 Park Road

Hamilton

Bermuda

                                                                 23 October 2000

Dear Sirs,

We refer to the Capacity sales Agreement which was entered into on 3 April 1998 between Gemini Submarine Cable System Limited ("Gemini") and Telemonde International Bandwidth (Bermuda) Limited ("Carrier User"), as amended by a letter agreement between Gemini and Carrier User dated 27 January 1999, as further amended by a letter agreement dated 16 April 1999, as further amended by two faxes from Rowe & Maw to Gouldens dated 22 April and 23 April 1999 respectively, as further amended by a letter agreement between Gemini and Carrier User dated 5 November 1999 as further amended by two letter agreements between Gemini and Carrier User dated 30 April 2000 and 6 July 2000 (the "Capacity Sales Agreement")

As at the date hereof, the sum of US$ 2,353,027 remains due and payable by Carrier User to Gemini under the terms of the CSA, comprising an amount of US$ 2,324,769 in principal and a further amount of US$ 28,258, being interest accrued thereon (calculated by reference to 3% above the 90 day LIBOR rate. as specified by the CSA) (the "Outstanding Sums").

Carrier User has failed to make payment of the Outstanding Sums in accordance with the terms of the CSA and, accordingly, Gemini is entitled to terminate the CSA in accordance with Clause 6.1.1 (b) thereof by reason of Carrier User's inability to pay its debts as and when they fall due and to reclaim the STM-1 of Capacity at will and to take all and any action available to it to recover the Outstanding Sums.

Notwithstanding Gemini's right to terminate the CSA, Gemini has agreed not to exercise its rights of termination on or before 31 December 2000, subject to and conditional upon Carrier User paying to Gemini by way of telegraphic transfer in immediately available funds the sum of US $100,000 on each of:
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(i)    31 October 2000;
(ii)   30 November 2000; and
(iii)  29 December 2000.

The above sums will be first utilised first in paying off the outstanding interest, with the balance being applied to pay off part of the principal.

On or before 29 December 2000, it is agreed that representatives of Gemini and Carrier User will meet to seek to agree a mutually acceptable accelerated repayment schedule in respect of the balance of the Outstanding Sums.

For the avoidance of doubt:

(i) in the event Carrier User shall at any time be in breach of its payment obligations under this letter agreement; or
(ii) Gemini and Carrier User are unable to agree a mutually acceptable accelerated repayment schedule in respect of the balance of the Outstanding Sums by 29 December 2000,

Gemini reserves the right to reclaim the STM-1 of Capacity and to take all and any action available to it to recover the Outstanding Sums.

For the further avoidance of doubt, interest will continue to accrue on the Outstanding Sums in accordance with the terms of the CSA.

For the further avoidance of doubt, this letter agreement shall be governed by and construed in accordance with English law.

Nothing contained in this letter agreement shall constitute a waiver by Gemini of its rights under the CSA or its rights against Telemonde, Inc. in respect of the two Promissory Notes dated 27 August 1999 in amount of US$1,400,000 and US$1,300,000 payable on 15 and 30 September 1999.

Please confirm your agreement to the terms of this letter agreement by signing and returning to me the enclosed copy letter.

Yours faithfully


/s/ Adam Bishop


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For and on behalf of

Gemini Submarine Cable System Limited



We confirm our agreement to the terms of this letter agreement



/s/ S. Williams


Duly authorised for and on behalf of

Telemonde International Bandwidth (Bermuda) Limited